Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
(800) 579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES THIRD QUARTER RESULTS

HOUSTON, TX, November 20, 2003 -- Stage Stores, Inc. (Nasdaq: STGS) today reported that net income for the third quarter ended November 1, 2003 was $12.9 million, or $0.63 per diluted share, compared to $10.2 million, or $0.50 per diluted share, for the prior year third quarter ended November 2, 2002. This year's third quarter results includes an after tax net gain of $7.8 million, or $0.38 per diluted share, related to the sale of the Company's private label credit card portfolio, and an after tax charge of $0.5 million to interest expense due to the write-off of unamortized debt issue costs associated with the termination of the Company's former senior secured revolving credit facility.

Total sales for the 13-week period decreased 3.2% to $197.9 million from $204.4 million last year. Comparable store sales decreased 7.1% during the quarter.

In addition to reporting its third quarter financial results, the Company highlighted the following major third quarter events:

  Signed a definitive agreement to acquire Peebles Inc. on October 7th, and completed the acquisition on November 4th. As such, the Company's results for the third quarter do not include any operating results from Peebles.

  Sold its private label credit card portfolio to a subsidiary of Alliance Data Systems Corporation on September 12th and began a long-term strategic relationship with them. Concurrent with the closing of the transaction, the Company paid off the outstanding balance under its securitization facility.

  Authorized a $50 million Stock Repurchase Program on October 1st.

  Replaced its previous $125 million revolving credit facility with a new $175 million revolving credit facility, and on November 4th, further increased its credit facility commitment to $250 million in connection with the Peebles acquisition.

  Opened 13 new stores.

  Introduced Polo by Ralph Lauren with an initial 25 store test.

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Stage Stores Announces
Third Quarter Results

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Commenting on the third quarter's performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "We are enthusiastic and pleased with the strategic progress that we made at Stage during the third quarter. We believe the sale of our credit operations, and the acquisition of Peebles, position our Company for significant future sales and earnings growth, greatly expands our geographic presence, improves our competitive position, enhances our financial flexibility, and will result in stronger returns for our shareholders in the future."

Mr. Scarborough continued, "Although our sales during the quarter were lower than anticipated, our earnings came in at the high end of our previously provided range. As we enter the fourth quarter, our merchandise content is fresher and more current than last year, and our inventory is at appropriate levels. We believe we are well positioned for the holiday shopping season, with great selections and assortments of the preferred brands that we believe will have the greatest appeal for our customers."

Net income for the nine-month period ended November 1, 2003 was $35.4 million, or $1.77 per diluted share, compared to $38.3 million, or $1.80 per diluted share, in the prior year period. Total sales for the 39-week period decreased 2.4% to $603.7 million from $618.6 million last year. Comparable store sales decreased 6.0% versus the same 39-week period last year.

Conference Call Information

The Company will host a conference call today at 8:30 a.m. Eastern Time to discuss the third quarter's results. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts, then the web cast link. As an alternative, individual investors and other interested parties can listen to the conference call web cast by logging on to www.fulldisclosure.com, while institutional investors, who are members, can access the call through www.streetevents.com. A replay of the conference call will be available online at each web site until midnight on November 28, 2003.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities through 522 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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Stage Stores Announces
Third Quarter Results

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"Safe Harbor" Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding delivering stronger returns to shareholders and the Company's belief that it is well positioned for the upcoming holiday shopping period. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

(Tables to Follow)

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Thirteen Weeks Ended
	November 1, 2003		November 2, 2002
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 197,949	100.0%	$ 204,420	100.0%
Cost of sales and related buying, occupancy and distribution expenses	142,719	72.1%	147,422	72.1%
Gross profit	55,230	27.9%	56,998	27.9%
Selling, general and administrative expenses	45,376	22.9%	40,006	19.6%
Store opening costs	818	0.4%	400	0.2%
Interest, net	928	0.5%	377	0.2%
Gain on sale of proprietary credit card portfolio, net	(12,218)	-6.2%	-	0.0%
Income before income tax	20,326	10.3%	16,215	7.9%
Income tax expense	7,419	3.7%	6,000	2.9%
Net income	$ 12,907	6.5%	$ 10,215	5.0%

Earnings per common share data:
Basic earnings per common share	$ 0.68		$ 0.53
Basic weighted average common shares outstanding	19,007		19,362

Diluted earnings per common share	$ 0.63		$ 0.50
Diluted weighted average common shares outstanding	20,489		20,289

Stage Stores, Inc.
Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Thirty-Nine Weeks Ended
	November 1, 2003		November 2, 2002
	Amount	% to Sales	Amount	% to Sales

Net sales	$ 603,657	100.0%	$ 618,624	100.0%
Cost of sales and related buying, occupancy and distribution expenses	427,602	70.8%	427,139	69.0%
Gross profit	176,055	29.2%	191,485	31.0%
Selling, general and administrative expenses	129,194	21.4%	128,514	20.8%
Store opening costs	1,574	0.3%	808	0.1%
Interest, net	1,736	0.3%	1,316	0.2%
Gain on sale of proprietary credit card portfolio, net	(12,218)	-2.0%	-	0.0%
Income before income tax	55,769	9.2%	60,847	9.8%
Income tax expense	20,356	3.4%	22,514	3.6%
Net income	$ 35,413	5.9%	$ 38,333	6.2%

Earnings per common share data:
Basic earnings per common share	$ 1.87		$ 1.94
Basic weighted average common shares outstanding	18,930		19,762

Diluted earnings per common share	$ 1.77		$ 1.80
Diluted weighted average common shares outstanding	20,037		21,308

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par values)

	November 1, 2003	February 1, 2003
	(unaudited)
ASSETS
Cash and cash equivalents	$ 170,990	$ 20,886
Retained interest in receivables sold	-	127,547
Accounts receivable, net	-	11,023
Merchandise inventories, net	248,485	179,922
Current deferred tax assets	14,315	21,280
Prepaid expenses and other current assets	18,719	17,625
Total current assets	452,509	378,283

Property, equipment and leasehold improvements, net	139,690	135,846
Deferred tax assets	12,493	12,016
Other non-current assets	9,045	6,624
Total assets	$ 613,737	$ 532,769

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 81,130	$ 56,286
Income taxes payable	8,617	3,805
Current portion of long-term debt	200	210
Accrued expenses and other current liabilities	42,316	44,496
Total current liabilities	132,263	104,797

Long-term debt	482	672
Other long-term liabilities	29,962	15,183
Total liabilities	162,707	120,652

Commitments and contingencies

Common stock, par value $0.01, 50,000 shares authorized,
20,278 and 20,042 shares issued and outstanding, respectively	203	200
Additional paid-in capital	366,564	363,067
Less treasury stock - at cost (1,169 shares in 2003 and 2002)	(25,461)	(25,461)
Retained earnings	111,744	76,331
Minimum pension liability adjustment	(2,020)	(2,020)
Stockholders' equity	451,030	412,117
Total liabilities and stockholders' equity	$ 613,737	$ 532,769

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended
	November 1, 2003	November 2, 2002
Cash flows from operating activities:
Net income	$ 35,413	$ 38,333
Adjustments to reconcile net income to net cash
provided by operating activities:
Gain on sale of proprietary credit card portfolio, net	(12,218)	-
Depreciation and amortization	16,337	12,989
Amortization of debt issue costs	1,615	1,059
Provision for bad debts	15,938	24,232
Deferred income taxes	6,488	9,873
Proceeds from sale of proprietary credit card portfolio, net	158,200	-
Changes in operating assets and liabilities:
Decrease in accounts receivable and retained interest in receivables sold	42,090	5,044
Increase in merchandise inventories	(68,563)	(42,612)
Increase in other assets	(3,955)	(5,054)
Increase in accounts payable and other liabilities	42,255	5,088
Total adjustments	198,187	10,619
Net cash provided by operating activities	233,600	48,952

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(21,565)	(37,214)
Proceeds from retirement of fixtures and equipment	500	272
Net cash used in investing activities	(21,065)	(36,942)

Cash flows from financing activities:
Proceeds from (payments on):
Accounts receivable securitization borrowings	(64,000)	3,000
Long-term debt	(200)	(188)
Exercise of stock options	3,500	373
Repurchase of common stock	-	(21,446)
Additions to debt issue cost	(1,731)	(100)
Net cash used in financing activities	(62,431)	(18,361)
Net increase (decrease) in cash and cash equivalents	150,104	(6,351)
Cash and cash equivalents:
Beginning of period	20,886	22,679
End of period	$ 170,990	$ 16,328
Supplemental disclosures:
Interest paid	$ 733	$ 688
Income taxes paid	$ 9,056	$ 5,680